Exhibit 99.1

Contact:	info@sciodiamond.com	FOR IMMEDIATE RELEASE
(864) 751 4880

Scio Diamond Releases Findings of Special Committee Report

Greenville, SC – July 18, 2016 – Scio Diamond Technology Corporation (OTC PINK: SCIO), the leading US-based diamond grower, today released its report on the resignation of James Korn from the Board of Directors.

Mr. James Korn resigned from the Board of Directors of Scio Diamond Technology Corporation in a letter dated June 27, 2016. Mr. Korn’s resignation letter prompted the Board to appoint a Special Investigation Committee (“SIC”) comprised of two independent directors, Bruce Likly, Vice Chairman of the Board and Chairman of the Governance Committee, and Ben Wolkowitz, Chairman of the Audit Committee, to investigate the assertions set forth in Korn’s letter. The SIC has completed its investigation and concluded that the assertions set forth in Korn’s letter are “baseless and unsupported.”

“We are releasing the SIC report to support our pledge of transparency to shareholders,” said Gerald McGuire, CEO.

The Company has filed the SIC’s report as an exhibit to its July 18, 2016 8K. A copy of Mr. Korn’s letter of resignation, the SIC’s report and additional background information can also be found on the company website under the Investor Relations section.

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About Scio Diamond

Scio Diamond employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal near colorless and fancy-colored diamonds for the jewelry market in a controlled laboratory setting. Lab-grown diamonds are chemically, physically and optically identical to “earth-mined” diamonds. Scio’s technology offers the flexibility to produce lab-grown diamonds in size, color and quality combinations that are rare in earth-mined diamonds. Scio also delivers diamond materials for advanced industrial, medical and semiconductor applications. For more information, please visit www.sciodiamond.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or” “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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